UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2024

Amplitude, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40817	45-3937349
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

201 Third Street, Suite 200

San Francisco, California 94103

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 231-2353

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value per share	AMPL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2024, Amplitude, Inc. (the “Company”) announced the appointment of Andrew Casey as the Company’s Chief Financial Officer, effective August 1, 2024.

Mr. Casey, age 54, previously served as the Chief Financial Officer of Lacework, Inc., a private cloud security company, from November 2022 to July 2024. Prior to joining Lacework, Mr. Casey served as Chief Financial Officer of WalkMe Ltd., a publicly-traded software company, from March 2020 to September 2022, and Senior Vice President of Finance and Business Operations of ServiceNow, Inc., a publicly-traded software company, from June 2014 to March 2020. Mr. Casey also previously held a variety of financial positions with several technology companies, including Hewlett-Packard, NortonLifeLock Inc. (formerly Symantec), Oracle, and Sun Microsystems. Mr. Casey has served on the board of directors of the Boys & Girls Clubs of the Peninsula since July 2020. Mr. Casey holds a B.S. in Economics from the University of Redlands and an M.B.A. from the Drucker School of Management at Claremont Graduate University, and is a certified managerial accountant.

In connection with Mr. Casey’s appointment as the Company’s Chief Financial Officer, Mr. Casey will enter into the Company’s standard form of indemnification agreement for executive officers and standard form of employment agreement for executive officers (the “Employment Agreement”), the forms of which were filed as Exhibits 10.5 and 10.7, respectively, to the Company’s Registration Statement on Form S-1 (File No. 333-259168), filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 30, 2021, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 16, 2023, respectively. The Employment Agreement provides for an annual base salary of $500,000, and Mr. Casey will be eligible to receive an annual performance bonus target amount of 50% of his annual base salary, pro-rated for partial employment during 2024. Mr. Casey will also receive a one-time sign-on bonus of $125,000. Subject to the approval of the Compensation Committee of the Board of Directors, Mr. Casey will also be awarded $9,500,000 worth of restricted stock units (the “RSU Award”), pursuant to the Company’s 2021 Incentive Award Plan (the “Plan”). The RSU Award will vest in 12 equal quarterly installments following the grant date, such that the RSU Award will be fully vested on the third anniversary of the grant date, subject to Mr. Casey’s continued service to the Company through each vesting date. Pursuant to the Employment Agreement, if Mr. Casey’s employment with the Company is terminated without Cause or he resigns for Good Reason (as each is defined in the Employment Agreement), he will be entitled to receive: (i) a cash payment equal to six months base salary and any prorated bonus earned through to the termination and (ii) payment or reimbursement of the cost of continued healthcare coverage for six months. In lieu of the foregoing benefits, if Mr. Casey’s employment with the Company is terminated without Cause or he resigns for Good Reason during the period commencing three months prior to, and ending 12 months following, the closing of a Change in Control (as defined in the Plan), Mr. Casey will be entitled to receive: (i) a cash payment equal to 12 months base salary plus 100% of his target annual bonus, (ii) payment or reimbursement of the cost of continued healthcare coverage for 12 months, and (iii) full accelerated vesting of any of his unvested equity awards (except for any performance awards, which shall be governed by the terms of the applicable award agreement). The foregoing severance benefits are subject to Mr. Casey’s delivery of an executed release of claims against the Company and continued compliance with his confidentiality agreement with the Company.

Mr. Casey does not have any family relationship with any director or other executive officer of the Company, or person nominated or chosen by the Company to become a director or executive officer, and Mr. Casey is not a party to any arrangement or understanding with any other person to which he was selected as an officer. In addition, there are no transactions in which Mr. Casey had or will have a direct or indirect material interest that would be required to be reported under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure

A copy of the press release announcing the appointment of Mr. Casey as Chief Financial Officer is filed as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished under this Item 7.01, including the exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing with the SEC made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated August 5, 2024, issued by Amplitude, Inc.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPLITUDE, INC.

Date: August 5, 2024	By:	/s/ Spenser Skates
Name: Spenser Skates
Title: Chief Executive Officer